SERIES D CUMULATIVE REDEEMABLE

PREFERRED SHARES OF BENEFICIAL INTEREST

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

WINTHROP REALTY TRUST

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Designating a Series of Preferred Shares of Beneficial Interest as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Series

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Dated as of March 20, 2012

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WINTHROP REALTY TRUST

The undersigned, Michael L. Ashner, Chairman and Chief Executive Officer of Winthrop Realty Trust, an Ohio real estate investment trust (the “Trust”), hereby certifies on behalf of the Trust that:

The Board of Trustees adopted the following resolution creating the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share, of the Trust:

RESOLVED, that pursuant to the authority vested in the Board of Trustees in accordance with Section 4.3 of the Second Amended and Restated Declaration of Trust, the Board of Trustees previously designated 1,840,000 of the preferred shares of beneficial interest of the Trust as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (“Series D Preferred Shares”), and the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof were set forth in a Certificate of Designations dated November 21, 2011 (the “Original Certificate of Designations”);

RESOLVED, that the Board of Trustees has determined that the number of preferred shares of beneficial interest of the Trust which constitute Series D Preferred Shares shall be increased from 1,840,000 up to 4,820,000;

RESOLVED, the Original Certificates of Designations is hereby amended and restated in its entirety as follows:

Section 1. Number of Shares and Designation.  This class of preferred shares shall be designated as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (the “Series D Preferred Shares”), and the number of shares which shall constitute such series shall not be more than 4,820,000 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trustees.

Section 2. Definitions.  For purposes of the Series D Preferred Shares, the following terms shall have the meanings indicated:

“Alternative Conversion Consideration” shall have the meaning set forth in Section 9(a).

“Alternative Form Consideration” shall have the meaning set forth in Section 9(a).

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series D Preferred Shares.

“By-Laws” shall mean the Trust’s By-Laws, as amended and supplemented from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York or Boston, Massachusetts are not required to be open.

“capital shares” shall mean all shares of beneficial interest of the Trust of any class or series, whether designated as common or preferred.

“Change of Control” shall mean after the original issuance of the Series D Preferred Shares, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital shares entitling that person to exercise more than 50% of the total voting power of all capital shares entitled to vote generally in the election of the Trust’s trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

“Change of Control Conversion Date” shall mean a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 9(c).

“Change of Control Conversion Right” shall have the meaning set forth in Section 9(a).

“Common Shares” shall mean the common shares of beneficial interest of the Trust, par value $1.00 per share.

“Common Share Conversion Consideration” shall have the meaning set forth in Section 9(a).

“Common Share Price” shall have the meaning set forth in Section 9(a).

“Conversion Consideration” shall have the meaning set forth in Section 9(a).

“Declaration of Trust” shall mean the Second Amended and Restated Declaration of Trust of the Trust, dated May 21, 2009, as the same may be amended and/or restated from time to time.

“Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing December 30, 2011; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date may be paid on the Business Day immediately following such Dividend Payment Date; provided, further, that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which commenced on November 28, 2011 and ended on and included December 31, 2011, and other than the Dividend Period during which any Series D Preferred Shares shall be redeemed pursuant to Section 6 or Section 7, which shall end on and include the day preceding the call date with respect to the Series D Preferred Shares being redeemed).

“Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date.

“DTC” shall have the meaning set forth in Section 9(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Issue Date” shall mean the date on which the applicable Series D Preferred Shares are issued.

“Parity Preferred” shall have the meaning set forth in Section 8(b).

“Preferred Dividend Default” shall have the meaning set forth in Section 8(b).

“Preferred Trustees” shall have the meaning set froth in Section 8(b).

“Redemption Right” shall have the meaning set forth in Section 6(b).

“SEC” shall have the meaning set forth in Section 11.

“Set Apart for Payment” shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of capital shares; provided, however, that if any funds for any class or series of Junior Shares or any class or series of capital shares ranking on a parity with the Series D Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Share Cap” shall have the meaning set forth in Section 9(a).

“Special Optional Redemption Right” shall have the meaning set forth in Section 7(a).

“Trading Day” shall mean any day on which the NYSE is open for trading, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

“Transfer Agent” means Computershare Trust Company, N.A., or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series D Preferred Shares.

Section 3. Rank.  The Series D Preferred Shares will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank: (a) senior to the Common Shares and all classes or series of capital shares, whether common or preferred, now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series D Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; (b) on parity with any class or series of capital shares expressly designated as ranking on parity with the Series D Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; and (c) junior to any class or series of capital shares expressly designated as ranking senior to the Series D Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust. The term “capital shares” does not include convertible or exchangeable debt securities, which will rank senior to the Series D Preferred Shares prior to conversion or exchange. The Series D Preferred Shares will also rank junior in right of payment to the Trust’s other existing and future debt obligations.

Section 4. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital shares ranking senior to the Series D Preferred Shares as to dividends, the holders of shares of the Series D Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.25% per annum of the $25.00 liquidation preference per share of the Series D Preferred Shares (equivalent to a fixed annual amount of $2.3125 per share of the Series D Preferred Shares).  Such dividends shall accrue and be cumulative from and including November 28, 2011 or from the most recent Dividend Payment Date to which full cumulative dividends have been paid and shall be payable quarterly in arrears on each Dividend Payment Date commencing December 30, 2011.  The amount of any dividend payable on the Series D Preferred Shares for any Dividend Period shall computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series D Preferred Shares shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series D Preferred Share that is outstanding on such date.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series D Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 4(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Shares or shares of any other class or series of capital shares ranking, as to dividends, on parity with or junior to the Series D Preferred Shares (other than a dividend paid in Common Shares or in capital shares of any other class or series of capital shares ranking junior to the Series D Preferred Shares as to dividends and upon liquidation) for any period, nor shall any Common Shares or any other capital shares of any other class or series ranking, as to dividends or upon liquidation, on parity with or junior to the Series D Preferred Shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Trust (except by conversion into or exchange for other capital shares of any class or series ranking junior to the Series D Preferred Shares as to dividends and upon liquidation, and except for the acquisition of shares made pursuant to the provisions of Article Sixth of the By-laws or Section 10 hereof and the purchase or acquisition of capital shares of any other class or series ranking on parity with the Series D Preferred Shares as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Shares), unless full cumulative dividends on the Series D Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series D Preferred Shares and the shares of any other class or series of capital shares ranking, as to dividends, on parity with the Series D Preferred Shares, all dividends declared upon the Series D Preferred Shares and each such other class or series of capital shares ranking, as to dividends, on parity with the Series D Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of the Series D Preferred Shares and such other class or series of capital shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Shares and such other class or series of capital shares (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital shares for prior dividend periods if such other class or series of capital shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Shares which may be in arrears.

(e) Holders of the Series D Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or capital shares, in excess of full cumulative dividends on the Series D Preferred Shares as provided herein. Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid distributions on the Series D Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(f) No distributions on Series D Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Section 5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to holders of Common Shares or any other class or series of capital shares ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, junior to the Series D Preferred Shares, the holders of the Series D Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its beneficiaries, after payment of or provision for the debts and other liabilities of the Trust, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series D Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares ranking, as to liquidation rights, on parity with the Series D Preferred Shares in the distribution of assets, then the holders of the Series D Preferred Shares and each such other class or series of capital shares ranking, as to voluntary or involuntary liquidation rights, on parity with the Series D Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series D Preferred Shares at the respective addresses of such holders as the same shall appear on the transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of capital shares or otherwise, is permitted under the laws of the State of Ohio, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series D Preferred Shares shall not be added to the Trust’s total liabilities.

Section 6. Redemption.

(a) Series D Preferred Shares shall not be redeemable prior to November 28, 2016 except as set forth in Section 7 or to preserve the status of the Trust as a REIT (as defined in Section 10(a)) for United States federal income tax purposes. In addition, the Series D Preferred Shares shall be subject to the provisions of Section 10 pursuant to which Series D Preferred Shares owned by a beneficiary in excess of the Ownership Limit (as defined in Section 10(a)) shall automatically be transferred to a Charitable Trust (as such term is defined in Section 10(a)) in accordance with the provisions of Section 10.

(b) On and after November 28, 2016, the Trust, at its option upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Trust has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the Series D Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method determined by the Trust that will not result in a violation of the Ownership Limit (as defined in Section 10(a)).  If redemption is to be by lot and, as a result, any holder of Series D Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 10(a)) in excess of the Ownership Limit (as defined in Section 10(a) or such other limit as permitted by the Board of Trustees pursuant to Section 10, because such holder’s Series D Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration of Trust or By-Laws, the Trust shall redeem the requisite number of Series D Preferred Shares of such holder such that no holder will hold an amount of Series D Preferred Shares in excess of the applicable ownership limit, subsequent to such redemption. Holders of Series D Preferred Shares to be redeemed shall surrender such Series D Preferred Shares at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any Series D Preferred Shares has been given, (ii) the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of Series D Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such Series D Preferred Shares, such Series D Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series D Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series D Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series D Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(c) In the event of any redemption of the Series D Preferred Shares in order to preserve the status of the Trust as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 6 of this Certificate of Designations. If the Trust calls for redemption any Series D Preferred Shares pursuant to and in accordance with this Section 6(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to but excluding the dated fixed for redemption.

(d) Unless full cumulative dividends on the Series D Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no Series D Preferred Shares shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding Series D Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares or any class or series of capital shares ranking, as to dividends or upon liquidation, on parity with or junior to the Series D Preferred Shares (except by conversion into or exchange for capital shares ranking, as to dividends and upon liquidation, junior to the Series D Preferred Shares); provided, however, that the foregoing shall not prevent the purchase of Series D Preferred Shares, or any other class or series of capital shares ranking, as to dividends or upon liquidation, on parity with or junior to the Series D Preferred Shares, by the Trust in accordance with the terms of Sections 6(c) and 10 of this Certificate of Designations or otherwise, in order to ensure that the Trust remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series D Preferred Shares or shares of any other class or series of capital shares ranking on parity with Series D Preferred Shares as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Trust, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Trust. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series D Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, representing Series D Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series D Preferred Shares for payment of the redemption price; (vi) that dividends on the Series D Preferred Shares to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series D Preferred Shares. If fewer than all of the Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares held by such holder to be redeemed. Notwithstanding anything else to the contrary in this Certificate of Designations, the Trust shall not be required to provide notice to the holder of Series D Preferred Shares in the event such holder’s Series D Preferred Shares are redeemed in accordance with Sections 6(c) and 10 of this Certificate of Designations to preserve the Trust’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series D Preferred Shares at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series D Preferred Shares that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Shares for which a notice of redemption has been given.

(g) All Series D Preferred Shares redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Trust, shall be retired.

(h) The Series D Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series D Preferred Shares owned by a shareholder in excess of the applicable ownership limit shall be subject to the provisions of this Section 6 and Section 10 of this Certificate of Designations.

Section 7. Special Optional Redemption by the Trust.

(a) Upon the occurrence of a Change of Control, the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of Series D Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem Series D Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of redemption with respect to the Series D Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series D Preferred Shares will not have the conversion right described below in Section 9.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series D Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, representing Series D Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series D Preferred Shares for payment of the redemption price; (vi) that dividends on the Series D Preferred Shares to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series D Preferred Shares; (viii) that the Series D Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the Series D Preferred Shares to which the notice relates will not be able to tender such Series D Preferred Shares for conversion in connection with the Change of Control and each Series D Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares held by such holder to be redeemed.

If fewer than all of the outstanding Series D Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) by lot or in such other equitable method determined by the Trust that will not result in a violation of the Ownership Limit (as defined in Section 10(a)). If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of Series D Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 10(a)) in excess of the Ownership Limit (as defined in Section 10(a)) or such limit as permitted by the Board of Trustees or a committee thereof pursuant to Section 10, because such holder’s Series D Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration of Trust, the Trust shall redeem the requisite number of Series D Preferred Shares of such holder such that no holder will hold an amount of Series D Preferred Shares in excess of the applicable ownership limit, subsequent to such redemption.

(c) If the Trust has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series D Preferred Shares called for redemption, then from and after the redemption date, those Series D Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series D Preferred Shares will terminate. The holders of those Series D Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series D Preferred Shares for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series D Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series D Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(d) The holders of Series D Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series D Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series D Preferred Shares pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Trust’s default in the payment of the dividend due. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Shares for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All Series D Preferred Shares redeemed or repurchased pursuant to this Section 7, or otherwise acquired in any other manner by the Trust, shall be retired.

Section 8. Voting Rights.

(a) Holders of the Series D Preferred Shares shall not have any voting rights, except as set forth in this Section 8.

(b) Whenever dividends on any Series D Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series D Preferred Shares (voting together as a single class with all other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable (“Parity Preferred”) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) and the entire Board of Trustees will be increased by two Trustees, until all dividends accumulated on such Series D Preferred Shares and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

(c) The Preferred Trustees will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Trustee will serve until his or her successor is duly elected and qualified or until such Preferred Trustee’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Trustee’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 8(d) below if the request is received more than 90 days before the date fixed for the Trust’s next annual or special meeting of beneficiaries or (B) the next annual or special meeting of beneficiaries if the request is received within 90 days of the date fixed for the Trust’s next annual or special meeting of beneficiaries, and (ii) at each subsequent annual meeting of beneficiaries, or special meeting held in place thereof, until all such dividends in arrears on the Series D Preferred Shares and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series D Preferred Shares shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Trust shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding Series D Preferred Shares and Parity Preferred, a special meeting of the holders of Series D Preferred Shares and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series D Preferred Shares and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series D Preferred Shares and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two trustees on the basis of one vote per $25.00 of liquidation preference to which such Series D Preferred Shares and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series D Preferred Shares and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series D Preferred Shares and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series D Preferred Shares and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Trust shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series D Preferred Shares and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series D Preferred Shares and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment, the right of the holders of Series D Preferred Shares and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall terminate and the entire Board of Trustees shall be reduced accordingly. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series D Preferred Shares and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 8(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series D Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(f) So long as any Series D Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the Series D Preferred Shares and each other class or series of preferred shares ranking on parity with the Series D Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust upon which like voting rights have been conferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital shares ranking senior to the Series D Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or reclassify any authorized capital shares into capital shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or the terms of the Series D Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series D Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series D Preferred Shares receive the greater of the full trading price of the Series D Preferred Shares on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series D Preferred Shares pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above.

So long as any shares of Series D Preferred Shares remain outstanding, the holders of Series D Preferred Shares, voting together as a single class with the holders of all other classes and series of preferred shares ranking on parity with Series D Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust upon which like voting rights have been conferred and with which holders of Series D Preferred Shares are entitled to vote together as a single class, also will have the exclusive right to vote on any amendment to the Declaration of Trust on which holders of Series D Preferred Shares are otherwise entitled to vote (as described above regarding material and adverse changes to the terms of the Series D Preferred Shares) and that would alter only the contract rights, as expressly set forth in the Declaration of Trust, of the Series D Preferred Shares and such other class(es) and series of such parity shares, and the holders of any other class(es) or series of capital shares will not be entitled to vote on such an amendment.

Holders of Series D Preferred Shares shall not be entitled to vote with respect to (A) any increase in the total number of authorized Common Shares or preferred shares, or (B) any increase in the number of authorized Series D Preferred Shares or the creation or issuance of any other class or series of capital shares, or (C) any increase in the number of authorized shares of any other class or series of capital shares, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series D Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust. Except as set forth herein, holders of the Series D Preferred Shares shall not have any voting rights with respect to, and the consent of the holders of the Series D Preferred Shares shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series D Preferred Shares.

(g) The foregoing voting provisions of this Section 8 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series D Preferred Shares may vote (as expressly provided herein), each Series D Preferred Share shall be entitled to one vote per $25.00 of liquidation preference

Section 9. Conversion. The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 9.

(a)  Upon the occurrence of a Change of Control, each holder of Series D Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series D Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series D Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares, per Series D Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series D Preferred Shares to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Share Price (as defined herein) and (B) 5.6306 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series D Preferred Shares shall receive upon conversion of such Series D Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Common Share Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for the Common Shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Shares are not then listed for trading on a U.S. securities exchange.

(b) No fractional Common Shares shall be issued upon the conversion of Series D Preferred Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series D Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series D Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series D Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series D Preferred Shares, the holder will not be able to convert Series D Preferred Shares designated for redemption and such Series D Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series D Preferred Shares; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series D Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 9(c) above to the holders of Series D Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series D Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the Series D Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Transfer Agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series D Preferred Shares to be converted; and (iii) that the Series D Preferred Shares are to be converted pursuant to the applicable provisions of this Certificate of Designation.  Notwithstanding the foregoing, if the Series D Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series D Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series D Preferred Shares; (ii) if certificated Series D Preferred Shares have been issued, the certificate numbers of the shares of withdrawn Series D Preferred Shares; and (iii) the number of Series D Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series D Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series D Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series D Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Trust elects to redeem Series D Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series D Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of Series D Preferred Shares will be entitled to convert such Series D Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 10(a)) in excess of the Ownership Limit (as defined in Section 10(a)) or such other limit as permitted by the Board of Trustees pursuant to Section 10).

Section 10. Limitations on Ownership and Transfer.

(a) (1)      Definitions.  For purposes of this Section 10, the following terms shall have the meanings set forth below:

“Beneficial Ownership” shall mean ownership of Capital Shares or Series D Preferred Shares by a Person who would be treated as an owner of such Capital Shares or Series D Preferred Shares either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Charitable Trust as determined pursuant to subparagraph (b)(5) of this Section 10.

“Capital Shares” shall mean all shares of beneficial interest of the Trust of any class or series, whether designated as common or preferred.

“Charitable Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Section 10.

“Charitable Trustee” shall mean the Trust, acting as trustee for the Charitable Trust, or any successor trustee appointed by the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Capital Shares or Series D Preferred Shares by a Person who would be treated as an owner of such Capital Shares or Series D Preferred Shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Shares” shall mean shares of beneficial interest in the Trust which are classified as Common Shares or Series D Preferred Shares.

“Market Price” on any date shall mean, with respect to the Common Shares or the Series D Preferred Shares, as applicable, the average of the daily market price for ten consecutive trading days immediately preceding the date.  The market price for each such trading day shall be determined as follows:  (A) if the Common Shares or the Series D Preferred Shares, as applicable, are listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Common Shares or the Series D Preferred Shares, as applicable, are not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Common Shares or the Series D Preferred Shares, as applicable, are not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Market Price of the Common Shares or the Series D Preferred Shares, as applicable, shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Ownership Limit” shall mean whichever is more restrictive of (i) 9.8% of the value of the outstanding Equity Shares of the Trust, and (ii) 9.8% in value or by number (whichever is more restrictive) of the Series D Preferred Shares.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such transfer had been valid under subparagraph (a)(2) of this Section 10.

“REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Trustees of the Trust determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Shares or Series D Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Shares or Series D Preferred Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(2) Except as provided in subparagraph (a)(9) of this Section 10, from the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Shares in excess of the Ownership Limit; (B) except as provided in subparagraph (a)(9) of this Section 10, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess Equity Shares; (C) except as provided in subparagraph (a)(9) of this Section 10, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess Equity Shares; and (D) from the date hereof and prior to the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Equity Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Equity Shares.

(3) (A) If, notwithstanding the other provisions contained in this Section 10, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Equity Shares  in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), such Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares  (such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure); and (B) if, notwithstanding the other provisions contained in this Section 6, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the Equity Shares being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number Excess Shares.  Such conversion shall be effective as of the close of business on the business day prior to the date of the transfer or change in capital structure.

(4) If the Board of Trustees or its designees at any time determine in good faith that a transfer has taken place in violation of subparagraph (a)(2) of this Section 10 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of subparagraph (a)(2) of this Section 6, the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (a)(2) of this Section 6 shall be void ab initio and automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(5) Any Person who acquires or attempts to acquire Equity Shares in violation of subparagraph (a)(2) of this Section 10, or any Person who is a transferee such that Excess Shares results under subparagraph (a)(3) of this Section 10, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer or attempted transfer on the Trust’s status as a REIT.

(6) From the date hereof and prior to the Restriction Termination Date:  (A) every Beneficial Owner or Constructive Owner of 5.0% or more (during any periods in which the number of such Beneficial Owners or Constructive Owners exceeds 1,999) or of more than 1% (during any periods in which the number of such Beneficial Owners or Constructive Owners is fewer than 2,000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held.  Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit; and (B) each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(7) Nothing contained in this Section 10 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(8) In the case of an ambiguity in the application of any of the provisions of paragraph (a) of this Section 10, including any definition contained in subparagraph (a)(1), the Board of Trustees shall have the power to determine the application of the provisions of this paragraph (a) with respect to any situation based on the facts known to it.

(9) The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, in each case provided that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph (a)(2)(D) of this Section 10 will not be violated, may exempt a Person from the Ownership Limit.

(b) (1)           Upon any purported Transfer that results in Excess Shares pursuant to subparagraph (a)(3) of this Section 10, such Excess Shares shall be deemed to have been transferred to the Trust, as Charitable Trustee of a Charitable Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to subparagraph (b)(5) of this Section 10.  Excess Shares so held in trust shall be issued and outstanding shares of the Trust.  The Purported Record Transferee shall have no rights in such Excess Shares except the right to designate a transferee of such Excess Shares upon the terms specified in subparagraph (b)(5) of this Section 10.  The Purported Beneficial Transferee shall have no rights in such Excess Shares except as provided in subparagraph (b)(5) of this Section 10.

(2) Excess Shares shall not be entitled to any dividends.  Any dividend or distribution paid prior to the discovery by the Trust that the Equity Shares have been converted for Excess Shares shall be repaid to the Trust upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such Equity Shares.

(3) Subject to the preferential rights of the Series D Preferred Shares, if any, as may be determined by the Board of Trustees of the Trust pursuant to Article Sixth of the By-laws, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Excess Shares shall be entitled to receive, ratably with each other holder of Common Shares and Excess Shares, that portion of the assets of the Trust available for distribution to its shareholders as the number of Excess Shares held by such holder bears to the total number of Common Shares and Excess Shares then outstanding.  The Trust, as holder of the Excess Shares in trust or, if the Trust has been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Charitable Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust.

(4) The holders of Excess Shares shall not be entitled to vote on any matters (except as may be required by the Laws of the State of Ohio applicable to the Trust).

(5) (A) Excess Shares shall not be transferable.  The Purported Record Transferee may freely designate a Beneficiary of its interest in the Charitable Trust (representing the number of Excess Shares held by the Charitable Trust attributable to a purported transfer that resulted in the Excess Shares), if (i) the Excess Shares held in the Charitable Trust would not be Excess Shares in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Shares that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Shares in the purported Transfer that resulted in the Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Excess Shares (such as through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Shares.  Upon such transfer of an interest in the Charitable Trust, the corresponding Excess Shares in the Charitable Trust shall be automatically converted for an equal number of Equity Shares, and such Equity Shares shall be transferred of record to the Beneficiary of the interest in the Charitable Trust designated by the Purported Record Transferee as described above if such Equity Shares would not be Excess Shares in the hands of such Beneficiary.  Prior to any transfer of any interest in the Charitable Trust, the Purported Record Transferee must give advance notice to the Trust of the intended transfer, and the Trust must have waived in writing its purchase rights under subparagraph (b)(6) of this Section 6; (B) notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Charitable Trust that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Section 10, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Charitable Trust to pay, such excess to the Trust.

(6) Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  Subject to the satisfaction of any applicable requirements of Ohio law, the Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transfer that resulted in such Excess Shares and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to subparagraph (a)(5) of this Section 10.

(c) Nothing contained in this Section 10 or in any other provision of the By-laws shall limit the authority of the Board of Trustees to take such other action as it, in its sole discretion, deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(d) If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the Purported Beneficial Transferee may be deemed, at the option of the Board of Trustees, to have acted as an agent of the Trust in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Trust.

(e) Nothing in this Section 10 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.

(f) Each certificate for Series D Preferred Shares shall bear the following legend summarizing the provisions of this Section 10.  Instead of such legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER CONTAINED IN THE BY-LAWS AND THE CERTIFICATE OF DESIGNATIONS FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  IF THE RESTRICTIONS ON OWNERSHIP OR TRANSFER ARE VIOLATED THE ISSUANCE OR TRANSFER RESULTING IN SUCH VIOLATION WILL BE VALID ONLY WITH RESPECT TO SUCH AMOUNT OF SECURITIES AS DOES NOT RESULT IN A VIOLATION OF THE COMPANY’S BY-LAWS OR CERTIFICATE OF DESIGNATIONS, AND SUCH ISSUANCE OR TRANSFER SHALL BE NULL AND VOID WITH RESPECT TO ANY EXCESS SECURITIES.  ALL TERMS IN THIS LEGEND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED THERETO IN THE COMPANY’S BY-LAWS OR CERTIFICATE OF DESIGNATIONS AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME.”

Section 11. Information Rights.  During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series D Preferred Shares are outstanding, the Trust shall (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series D Preferred Shares as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Trust would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Trust would have been required to filed such reports with the SEC if the Trust were subject to Section 13 or 15(d) of the Exchange Act, and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series D Preferred Shares.

Section 12. Record Holders.  The Trust and the Transfer Agent may deem and treat the record holder of any Series D Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13. No Maturity or Sinking Fund. The Series D Preferred Shares have no maturity date, and no sinking fund has been established for the retirement or redemption of Series D Preferred Shares; provided, however, that the Series D Preferred Shares owned by a beneficiary in excess of the Ownership Limit or Aggregate Share Ownership Limit shall be subject to the provisions of Section 6 and Section 10 of this Certificate of Designations.

Section 14. No Conversion Rights. The Series D Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity, except as otherwise provided herein.

Section 15. Exclusion of Other Rights. The Series D Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration of Trust and this Certificate of Designations.

Section 16. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 17. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth in the Declaration of Trust and this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 18. No Preemptive Rights. No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued capital shares (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire capital shares.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Designations has been duly executed by the undersigned this 20th day of March, 2012.

WINTHROP REALTY TRUST

By:  /s/ Michael L. Ashner
Michael L. Ashner
Chairman and Chief Executive Officer